Exhibit 16.1

March 29, 2013

Brandon W. Hargett, CEO

High Plains Gas, Inc.

1200 E. Lincoln St.

Gillette, WY 82717

Dear Brandon:

Effective immediately StarkSchenkein, LLP is resigning as the independent registered public accounting firm of High Plains Gas, Inc.We will cooperate with you regarding the Filing of the

Form 8-K, providing our consent for that filing, etc. We thank you for the opportunity to serve you and the Company.

Best Regards,

W. Edward Schenkein, CPA

Partner